UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2020

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2201 NW Corporate Blvd., Suite 205, Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock par value $0.001	STMH	OTCQX

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement

On October 5, 2020, Stem Holdings, Inc. (“STEM”), Driven Deliveries, Inc. (“DRVD”) and Stem Driven Acquisition, Inc. (“SDA”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein DRVD would merge with and into SDA, with DRVD being the surviving entity and, following closing of the merger transaction, DRVD would become a wholly-owned subsidiary of STEM. Pursuant to the Merger Agreement, STEM will exchange one newly-issued share of STEM common stock for each issued and outstanding share of DRVD. Immediately prior to the closing of the Merger, STEM will issue to each holder of warrants, options or convertible debentures to purchase DRVD shares, warrants, options and convertible debentures that are equal in value and on the same terms as the respective holder’s DRVD warrants, options and debentures. Additionally, certain outstanding DRVD of the Company will be converted into shares of the Company’s common stock in accordance with the terms of the Merger Agreement.

Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

STEM is a vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States. DRVD is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology. At the closing, STEM would be re-named Driven by Stem and would maintain its corporate headquarters in Boca Raton, Florida. Management of both DRVD and STEM believe that following completion of the merger transaction, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Presently, STEM is traded on the OTCQX market and Canadian Stock Exchange under the symbols STMH and STEM, respectively. DRVD is presently traded on the OTCQB market. At the effective date of the closing of the merger transaction, all shares of DRVD will be converted into the right to receive shares of STEM Common Stock (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger or (ii) termination of the Merger Agreement that, among other things, restrict our ability to take certain actions with respect to the Company’s organizational documents.

Under the terms of the Merger Agreement, DRVD shareholders will receive (based on closing share prices as of October 8, 2020) an aggregate purchase price of approximately US$27.5M. Based on the October 8, 2020 closing prices of both DRVD and STEM, Driven by Stem would have a combined market capitalization of approximately US$54 million, based on to closing market price of the Stem Shares and Driven Shares on the OTCQX and the OTCQB, respectively, on October 8, 2020 and 65M Stem Shares and 75M Driven Shares being outstanding on October 8, 2020.

The Board of Directors of each of Stem and Driven Deliveries have unanimously approved the Acquisition and it is expected to close in late 2020, subject to regulatory and stockholder approvals, completion of final due diligence and other customary closing conditions. Driven by Stem, the combined entity after giving effect to the Acquisition, will maintain its headquarters at Stem’s current location in Boca Raton, FL.

Following the completion of the merger transaction, management believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management also believes that the merger transaction will lead to further organic growth and margin expansion. The merger transaction is an arm’s length transaction. Following the effective date of the merger transaction, the shares of common stock of the combined companies are expected to continue to trade under STEM’s current symbols (OTCQX: STMH CSE: STEM).

Driven by Stem will integrate DRVD’s delivery capability and its robust technology in every state in which STEM currently operates and add STEM’s iconic cannabis brands to DRVD’s platform of over 400 cannabis products. Stem’s brand offerings cover multiple cannabis product categories, particularly flower, extracts, edibles and topicals with award-winning brands including TJ’s Gardens™ and Yerba Buena™; Cannavore™ an edible brand; and Doseology™, a CBD mass market brand launching in 2021. As a cannabis technology company, DRVD’s Budee™ and Ganjarunner™ e-commerce platforms will also partner with leading cannabis companies in new geographies to meet demand for quick and accurate product deliveries. Initial operations will span nine states.

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Management and Corporate Governance

Upon the closing of the merger transaction, the members of senior management of Driven by Stem expected to be:

●	Adam Berk, Chief Executive Officer and Chairman: Adam Berk is the current CEO of STEM and a member of DRVD’s Board of Directors. Mr. Berk is the former CEO of Osmio (currently GrubHub), which was the first patented web-online food ordering system.

●	Steve Hubbard, Chief Financial Officer: Steve Hubbard is the current CFO of STEM.

●	Ellen Deutsch, EVP/Chief Operating Officer: Ellen Deutsch is the current Executive Vice President and COO of STEM. Ms. Deutsch was an executive of Hain Celestial for over 20 years prior to joining STEM.

●	Salvador Villanueva III, President: Salvador Villanueva III is the current President of DRVD.

●	Brian Hayek, Chief Compliance Officer & Special Projects: Brian Hayek is a co-founder and current Chief Financial Officer of DRVD.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD and (v). The completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement. Either Parent may terminate the Merger Agreement if the Merger has not been consummated by December 31, 2020.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: None.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	President

Dated:	October 9, 2020

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